August 19, 2020	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS JULY 2020 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for July 2020. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Record client assets under administration of $908.2 billion increased 9% over July 2019 and 4% over June 2020. Financial assets under management of $150.4 billion increased 4% over July 2019 and 3% over June 2020. The increase of client assets was primarily attributable to the appreciation of equity markets, along with the net addition of Private Client Group financial advisors.

“Record PCG assets in fee-based accounts of $461.4 billion grew 14% over July 2019 bolstered by solid financial advisor recruiting and retention. Importantly, financial advisor recruiting activity remains strong across our multiple affiliation options,” said Chairman and CEO Paul Reilly. “The M&A pipeline is healthy and institutional fixed income activity remained robust during the month.”

Net loans at Raymond James Bank of $21.3 billion increased 3% over July 2019 and were essentially unchanged compared to June 2020.

Clients’ domestic cash sweep balances of $51.9 billion increased 39% over July 2019 and were unchanged compared to June 2020.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,200 financial advisors. Total client assets are $908 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.

Raymond James Financial, Inc. Selected Key Metrics (Unaudited)

$ in billions	As of			% change from
	July 31, 2020	July 31, 2019	June 30, 2020	July 31, 2019	June 30, 2020
Client assets under administration	$908.2	$831.1	$876.9	9%	4%
Private Client Group assets under administration	$862.8	$793.6	$833.1	9%	4%
Private Client Group assets in fee-based accounts	$461.4	$403.2	$443.0	14%	4%
Financial assets under management	$150.4	$144.0	$145.4	4%	3%

Raymond James Bank loans, net	$21.3	$20.6	$21.2	3%	—

Clients’ domestic cash sweep balances	$51.9	$37.3	$51.9	39%	—